Exhibit 99.1

Imation Reports Third Quarter 2015 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--November 6, 2015--Imation Corp. (NYSE: IMN) today released financial results for the third quarter ended September 30, 2015.

Q3 Overview

For the third quarter of 2015, Imation reported net revenue of $129.2 million, down 26.2 percent from Q3 2014. Operating loss from continuing operations totaled $148.7 million, including special charges of $113.9 million and diluted loss per share from continuing operations was $3.70. The Company had a cash balance of $94.3 million as of September 30, 2015.

On September 27, 2015, Imation adopted a restructuring plan in which it will terminate certain sales and operations of its worldwide Storage Media business, terminate certain sales and operations of its worldwide Consumer Storage and Accessories (CSA) business, and further reduce and rationalize its corporate overhead. This decision significantly impacted the results for third quarter of 2015 due to increased costs for the associated inventory write-offs, accounts receivable write-offs and special charges. For the third quarter of 2015, special charges included restructuring and other of $40.2 million, intangible impairments of $37.6 million and goodwill impairments of $36.1 million.

Imation’s Interim Chief Executive Officer Robert Fernander commented, “This was a very busy and productive quarter where we managed to accomplish a great deal toward positioning Imation as a more competitive company capable of continued growth and success. While these aggressive steps have impacted our key financial results and performance metrics for the quarter, we are confident that over the long-term the company and its shareholders will benefit from these necessary changes.

“As it relates to our restructuring, we continue to become leaner and more efficient. Our decision to exit certain legacy businesses will improve our near-term financial performance and allow us to leverage the cash generated from these exit activities to reinvest in our priority Tiered Storage and Security Solutions (TSS) segment, which is poised to benefit from our recent and highly complementary acquisition of Connected Data. However, restructuring alone will not achieve long-term valuation creation. This is the reason our Board has determined that the best use of Imation’s excess cash involves considering strategic acquisition opportunities to diversify our business activities, including opportunities that may be outside the Company’s historical focus.

“Product innovation continues to be a priority, and we are pleased to have introduced new and improved products. Specifically, we added a new Lock & Key feature to our Nexsan Assureon product line, further enhancing its ability to protect high-value data. In an important development that reflects Imation’s commitment to delivering advanced storage and security solutions, our IronKey Workspace W700 device earned a Gold Stevie® Award in the Hardware - Computer & Peripheral category in The 13th Annual American Business Awards. This award is a testament to our unmatched standards for security, quality, innovation and customer satisfaction.”

Fernander concluded, “We will continue to explore potential strategic alternatives, including divesting non-core and non-operating assets, in addition to aligning the incentives of the Company’s management team with those of our shareholders. Against the backdrop of our ongoing restructuring, these efforts are all centered on creating a stable foundation upon which we can build significant value for our customers, our employees and our investors. We have made considerable progress over the quarter, and I look forward to sustaining this momentum towards reestablishing Imation as a technology innovator.”

Detailed Q3 2015 Analysis

The following financial results are for continuing operations for the current and prior periods unless otherwise indicated. See Tables Five and Six for a description of non-GAAP financial measures.

Net revenue for Q3 2015 was $129.2 million, down 26.2 percent from Q3 2014. From a segment perspective, CSA declined 26.3 percent and TSS declined 26.0 percent. CSA revenue decreased due to the ongoing decline in sales of optical media products along with negative foreign currency impacts. Within the TSS segment, Commercial Storage Media revenue decreased 32.6 percent due to the expected secular declines of our legacy magnetic tape business. Storage and Security Solutions revenue declined by 13.6 percent due to softer sales and negative foreign currency impacts. Foreign currency exchange rates negatively impacted total Q3 2015 revenues by 7.2 percent compared to Q3 2014.

Gross margin for Q3 2015 was 10.4 percent, 7.4 percentage points lower than Q3 2014. CSA gross margin was 3.5 percent, down from 21.5 percent in Q3 2014, primarily driven by inventory write-offs of $9.7 million taken as a result of our actions to end certain sales and operations. TSS gross margin for Q3 2015 was 17.9 percent, down from 19.3 percent in Q3 2014, driven by inventory write-offs taken as a result of our actions to end certain sales and operations in our Commercial Storage Media business.

Selling, general and administrative expenses in Q3 2015 were $43.4 million, up $0.9 million compared with Q3 2014 expenses of $42.5 million, due to increased charges for accounts receivable write-offs which was partially offset by lower spending and currency impacts. The Company incurred charges of $7.3 million for accounts receivable write-offs associated with our actions to end certain sales and operations in the CSA and Commercial Storage Media businesses. The increase was partially offset by reductions of legacy and administrative operating costs of $4.6 million in Q3 2015 in order to operate as a smaller company with more focused product lines and streamlined core operational processes.

Research and development (R&D) expenses in Q3 2015 were $4.8 million versus $4.9 million in Q3 2014. The Company continued to invest in new product development in its priority businesses and has aggressively reduced R&D expenses associated with legacy media products.

Special charges were $113.9 million in Q3 2015 compared to special charges of $39.6 million in Q3 2014. Special charges in Q3 2015 related to restructuring and other of $40.2 million, intangible impairments of $37.6 million and goodwill impairments of $36.1 million. The restructuring and other relates to $17.7 million of severance and other costs and $22.5 million of other charges which are mainly related to a write-down of the carrying value of our corporate headquarters. The goodwill and intangible asset impairments were the result of the Company revising its strategy by adjusting its product portfolio, as well as changing its ongoing investment philosophy such that the investments in operating expenses will be significantly reduced.

Operating loss from continuing operations was $148.7 million in Q3 2015 compared with an operating loss of $55.8 million in Q3 2014. Excluding the impact of special charges described above, adjusted operating loss would have been $34.8 million in Q3 2015 compared with adjusted operating loss on the same basis of $11.6 million in Q3 2014 (see Tables Five and Six for non-GAAP measures).

Income tax expense was $3.6 million in Q3 2015 compared with $3.4 million in Q3 2014. The expense in Q3 2015 was primarily due to valuation allowances established in the current year as a result of the announced restructuring plan which resulted in international tax losses not being benefited. We maintain a valuation allowance related to our U.S. deferred tax assets and, therefore, no tax benefit was recorded related to our U.S. losses in any of the periods presented.

Loss per diluted share from continuing operations was $3.70 in Q3 2015 compared with a loss per diluted share of $1.49 in Q3 2014. Excluding the impact of special items, adjusted loss per diluted share would have been $0.93 in Q3 2015 compared with an adjusted loss per diluted share of $0.42 in Q3 2014 (see Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $94.3 million as of September 30, 2015, up $4.5 million during the quarter.

Year-To-Date Summary

For the nine months ended September 30, 2015, Imation reported net revenue of $435.2 million, down 18.3 percent compared with the same period last year. Operating loss from continuing operations totaled $177.6 million for the nine months ended September 30, 2015, including special charges of $116.6 million, and diluted loss per share from continuing operations was $4.48. For the nine months ended September 30, 2014, Imation reported net revenue of $532.5 million, an operating loss from continuing operations of $92.0 million, including special charges of $51.5 million, and a diluted loss per share from continuing operations of $2.39 (See Tables Five and Six for non-GAAP measures).

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time on November 6, 2015 and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 1:30 PM Central Time on November 6, 2015, until 10:00 PM Central Time on November 20, 2015, by dialing (855) 859-2056 or (404) 537-3406 (conference ID 72074746). All remarks made during the teleconference will be current at the time of the teleconference, and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed as an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and will assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Risk and Uncertainties

Certain information contained in this press release, and in oral statements made from time to time by our representatives, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include information concerning strategic initiatives and potential acquisitions, the results of operations of our existing business lines and our ability to implement our restructuring plans, as well as other actions, strategies and expectations, and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such statements are subject to a wide range of risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: our ability to successfully implement our strategy for our existing business as well as other lines of business that we may pursue; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to successfully identify suitable acquisition targets to implement our new strategy and to compete for these opportunities with others who may have greater resources; our ability to conduct due diligence on businesses we acquire to ensure that we have identified and addressed key aspects of liability and risk; the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated; the possible need to raise additional debt or equity financing for acquisitions in addition to the use of our excess cash; the impact of additional material charges and expenses associated with our oversight of acquired or target businesses and the integration of acquired businesses into our systems for financial reporting; our ability to successfully integrate current and future acquired businesses into our existing operations and achieve the expected economic benefits; our ability to effectively increase the size of our organization, if needed, and manage our growth; our ability to meet future revenue growth, gross margin and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the loss of a major customer, partner or reseller; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; tax consequences associated with our acquisition, holding and disposition of target companies and assets; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; our ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain and attract key employees to manage our existing businesses and the businesses we may acquire; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; the effect of the announcement of our review of strategic alternatives; the effect of the transition of our Board of Directors; and the volatility of our stock price due to our results or market trends.

Imation, Nexsan, IronKey, Assureon, NST, LINK, Secure Data Movement Architecture, SDMA and Memorex are trademarks of Imation Corp. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Net revenue	$129.2	$175.0	$435.2	$532.5
Cost of goods sold	115.8	143.8	358.8	433.7
Gross profit	13.4	31.2	76.4	98.8

Operating expense:
Selling, general and administrative	43.4	42.5	123.0	130.2
Research and development	4.8	4.9	14.4	13.7
Goodwill impairment	36.1	35.4	36.1	35.4
Intangible impairment	37.6	-	37.6	-
Restructuring and other	40.2	4.2	42.9	11.5
Total	162.1	87.0	254.0	190.8

Operating loss from continuing operations	(148.7)	(55.8)	(177.6)	(92.0)

Other (income) expense:
Interest income	(0.1)	(0.1)	(0.3)	(0.3)
Interest expense	0.6	0.7	1.8	1.9
Other, net expense	(0.5)	1.6	1.1	2.6
Total	-	2.2	2.6	4.2

Loss from continuing operations before income taxes	(148.7)	(58.0)	(180.2)	(96.2)

Income tax provision	3.6	3.4	3.9	1.8

Loss from continuing operations	(152.3)	(61.4)	(184.1)	(98.0)

Discontinued operations:
Loss on sale of discontinued businesses, net of income taxes	-	-	-	(1.7)
Loss from discontinued businesses, net of income taxes	-	-	-	(0.6)
Loss from discontinued operations	-	-	-	(2.3)

Net loss	$(152.3)	$(61.4)	$(184.1)	$(100.3)

Loss per common share - basic:
Continuing operations	$(3.70)	$(1.49)	$(4.48)	$(2.39)
Discontinued operations	-	-	-	(0.06)
Net loss	(3.70)	(1.49)	(4.48)	(2.45)

Loss per common share - diluted:
Continuing operations	$(3.70)	$(1.49)	$(4.48)	$(2.39)
Discontinued operations	-	-	-	(0.06)
Net loss	(3.70)	(1.49)	(4.48)	(2.45)

Weighted average shares outstanding:
Basic	41.2	41.2	41.1	41.0
Diluted	41.2	41.2	41.1	41.0

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$94.3	$114.6
Accounts receivable, net	64.0	134.4
Inventories	42.0	57.7
Other current assets	34.2	32.7

Total current assets	234.5	339.4

Property, plant and equipment, net	5.3	45.0
Intangible assets, net	10.7	57.9
Goodwill	-	36.1
Other assets	16.8	20.8

Total assets	$267.3	$499.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$75.5	$95.5
Short-term debt	18.0	18.9
Other current liabilities	89.0	98.2

Total current liabilities	182.5	212.6

Other liabilities	43.6	45.8

Total liabilities	226.1	258.4
Commitments and contingencies
Shareholders' equity	41.2	240.8

Total liabilities and shareholders' equity	$267.3	$499.2

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Three months ended September 30,
	2015		2014		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer Storage Media	$59.0	45.7%	$79.4	45.4%	-25.7%
Audio and Accessories	8.8	6.8%	12.6	7.2%	-30.2%
Total Consumer Storage and Accessories	67.8	52.5%	92.0	52.6%	-26.3%
Tiered Storage and Security Solutions
Commercial Storage Media	36.6	28.3%	54.3	31.0%	-32.6%
Storage and Security Solutions	24.8	19.2%	28.7	16.4%	-13.6%
Total Tiered Storage and Security Solutions	61.4	47.5%	83.0	47.4%	-26.0%
Total	$129.2	100.0%	$175.0	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$(15.8)	-23.3%	$5.4	5.9%	-392.6%
Tiered Storage and Security Solutions	(10.1)	-16.4%	(8.1)	-9.8%	24.7%
Corp/Unallocated (1)	(122.8)	NM	(53.1)	NM	131.3%
Total operating loss from continuing operations	$(148.7)	-115.1%	$(55.8)	-31.9%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	3.5%		21.5%
Tiered Storage and Security Solutions	17.9		19.3
Total	10.4%		20.5%
Inventory write-offs related to restructuring programs	0.0		(2.7)
Total	10.4%		17.8%

	Nine months ended September 30,		Nine months ended September 30,
	2015		2014		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer Storage Media	$191.6	44.0%	$253.4	47.6%	-24.4%
Audio and Accessories	27.7	6.4%	33.7	6.3%	-17.8%
Total Consumer Storage and Accessories	219.3	50.4%	287.1	53.9%	-23.6%
Tiered Storage and Security Solutions
Commercial Storage Media	129.8	29.8%	159.7	30.0%	-18.7%
Storage and Security Solutions	86.1	19.8%	85.7	16.1%	0.5%
Total Tiered Storage and Security Solutions	215.9	49.6%	245.4	46.1%	-12.0%
Total	$435.2	100.0%	$532.5	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$(11.2)	-5.1%	$12.7	4.4%	-188.2%
Tiered Storage and Security Solutions	(22.8)	-10.6%	(25.4)	-10.4%	-10.2%
Corp/Unallocated (1)	(143.6)	NM	(79.3)	NM	81.1%
Total operating loss from continuing operations	$(177.6)	-40.8%	$(92.0)	-17.3%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	15.3%		19.9%
Tiered Storage and Security Solutions	19.8		18.8
	17.6%		19.4%
Inventory write-offs related to restructuring programs	0.0		(0.8)
Total	17.6%		18.6%

NM - Not Meaningful

(1) Corporate and unallocated amounts may include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, corporate expense, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and Unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30		September 30
	Cash and Cash Flow Information	2015	2014	2015	2014

	Cash and cash equivalents - end of period	$94.3	$110.7	$94.3	$110.7
	Capital spending	$1.0	$3.0	$2.8	$5.3
	Depreciation	$2.1	$2.3	$6.3	$6.8
	Amortization	$3.0	$3.2	$9.4	$9.6

	Asset Utilization Information *
				September 30	December 31
				2015	2014

	Days Sales Outstanding (DSO)			44	55
	Days of Inventory Supply			50	44
	Debt to Total Capital			30.4%	7.3%

	Other Information

	Approximate employee count as of September 30, 2015:				860
	Approximate employee count as of December 31, 2014:				910
	Book value per share as of September 30, 2015:				$1.00
	Shares used to calculate book value per share (millions):				41.1
	Imation did not repurchase shares of its stock in the third quarter of 2015.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

	Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

	Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

	Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2015			September 30, 2014
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$129.2	$-	$129.2	$175.0	$-	$175.0
Cost of goods sold	115.8	-	115.8	143.8	(4.6)	139.2
Adjusted gross profit	$13.4	$-	$13.4	$31.2	$4.6	$35.8

Adjusted gross margin	10.4%		10.4%	17.8%		20.5%

Adjusted operating loss from continuing operations	$(148.7)	$113.9	$(34.8)	$(55.8)	$44.2	$(11.6)

Adjusted income tax provision	$3.6	$-	$3.6	$3.4	$-	$3.4

Adjusted loss from continuing operations	$(152.3)	$113.9	$(38.4)	$(61.4)	$44.2	$(17.2)

Adjusted loss per common share from continuing
operations - diluted	$(3.70)		$(0.93)	$(1.49)		$(0.42)

Adjusted weighted average shares outstanding - diluted	41.2		41.2	41.2		41.2

	Nine Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2014
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$435.2	$-	$435.2	$532.5	$-	$532.5
Cost of goods sold	358.8	-	358.8	433.7	(4.6)	429.1
Adjusted gross profit	$76.4	$-	$76.4	$98.8	$4.6	$103.4

Adjusted gross margin	17.6%		17.6%	18.6%		19.4%

Adjusted operating loss from continuing operations	$(177.6)	$116.6	$(61.0)	$(92.0)	$51.5	$(40.5)

Adjusted income tax (benefit) provision	$3.9	$-	$3.9	$1.8	$-	$1.8

Adjusted loss from continuing operations	$(184.1)	$116.6	$(67.5)	$(98.0)	$51.5	$(46.5)

Adjusted loss per common share from continuing
operations - diluted	$(4.48)		$(1.64)	$(2.39)		$(1.13)

Adjusted weighted average shares outstanding - diluted	41.1		41.1	41.0		41.0

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Operating loss	$(148.7)	$(55.8)	$(177.6)	$(92.0)
Restructuring and other:
Restructuring	40.2	4.2	42.9	11.5
Loss on settlement of UK pension plan	-	-	-	-
Goodwill impairment	36.1	35.4	36.1	35.4
Intangible impairment	37.6	-	37.6	-
Other	-	-	-	-
Inventory write-downs related to restructuring programs included in cost of goods sold	-	4.6	-	4.6
Total adjustments	113.9	44.2	116.6	51.5
Adjusted operating income (loss) - Non-GAAP	$(34.8)	$(11.6)	$(61.0)	$(40.5)

Effect on diluted EPS:
Loss from operations	$(3.70)	$(1.49)	$(4.48)	$(2.39)
Restructuring and other:
Restructuring	0.98	0.10	1.04	0.28
Loss on settlement of UK pension plan	-	-	-	-
Goodwill impairment	0.88	0.86	0.88	0.86
Intangible impairment	0.91	-	0.91	-
Other	-	-	-	-
Inventory write-downs related to restructuring programs included in cost of goods sold	-	0.11	-	0.11
Adjusted diluted EPS - Non-GAAP	$(0.93)	$(0.42)	$(1.64)	$(1.13)

EBITDA:
Operating loss from continuing operations	$(148.7)	$(55.8)	$(177.6)	$(92.0)
Depreciation	2.1	2.3	6.3	6.8
Amortization	3.0	3.2	9.4	9.6
EBITDA	$(143.6)	$(50.3)	$(161.9)	$(75.6)
Restructuring and other	113.9	39.6	116.6	46.9
Inventory write-downs related to restructuring programs included in cost of goods sold (1)	-	4.6	-	4.6
Total adjustments	113.9	44.2	116.6	51.5
Adjusted EBITDA	$(29.7)	$(6.1)	$(45.3)	$(24.1)

EBITDA is defined as operating income (loss) less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

(1) Inventory and accounts receivable write-offs incurred during Q3 2015 have been absorbed by their respective business segment and are not shown as pro-forma adjustments.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com